AMENDMENT NO. 3 TO THE
                                RIGHTS AGREEMENT
                             DATED DECEMBER 30, 1988


THIS AGREEMENT is made and entered into as of this 11th day of July, 1997, by and between A.G. Edwards, Inc., a Delaware corporation (the "Company"), and Boatmen's Trust Company, a Missouri corporation (the "Rights Agent").

                                   WITNESSETH:

     WHEREAS, the Company and the Rights Agent executed a Rights Agreement dated December 30, 1988 which was thereafter amended by Amendment No. 1 to the Rights Agreement entered into on the 24th day of May, 1991 and was thereafter amended by Amendment No. 2 to the Rights Agreement entered into as of the 22nd day of June, 1995 (collectively, the "Rights Agreement").

     WHEREAS, Boatmen's Trust Company has informed the Company that Boatmen's Trust Company no longer will serve as the Rights Agent.

     WHEREAS, the Company believes it is in the best interest of the Company and its shareholders to amend the Rights Agreement to allow the resignation of the Rights Agent by agreement between the Rights Agent and the Company, to allow selection of a Rights Agent whose principal office is in a state other than the state of Missouri, and to amend the legend which is to be placed on the common stock certificates.

     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent are authorized to amend the Rights Agreement without the approval of any holders of Rights Certificates if, prior to the Distribution Date as defined in the Rights Agreement, the Company deems the change to be necessary or desirable and the Rights Agent determines that such a change will not adversely affect its interests under the Rights Agreement; and

     WHEREAS, the Company deems it desirable and in the best interest of the Company and its stockholders to amend the provisions of Section 21 of the Rights Agreement so that the Rights Agent may resign by agreement of the Rights Agent and the Company and so that the Rights Agent may have its principal office in a state other than the State of Missouri and to amend Section 3(c) of the Rights Agreement governing the legend on the certificates representing the shares of common stock.

     WHEREAS, the Rights Agents has determined that the proposed changes to the provisions of Section 21 and to Section 3(c) of the Rights Agreement will not adversely affect its interests under the Rights Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.  Amendment of Rights Agreement.

(a) Section 21 of the Rights Agreement is hereby amended in its entirety to read as follows:

          "The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company, and to each transfer agent of the Common Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Rights Agent and the Company may agree to the resignation of the Rights Agent at
     any time.   If the Rights Agent shall resign or be removed or shall
     otherwise become incapable of acting or if the Rights Agent and the Company agree to the resignation of the Rights Agent, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after agreement as to such resignation, after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the States of Missouri or New York (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the States of Missouri or New York), in good standing, having a principal office in the state of Missouri or New York or of any other state of the United States, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be."

(b) Section 3(c) of the Rights Agreement is hereby amended in its entirety to read as follows:

          "Rights shall be issued in respect of all shares of Common Stock (whether originally issued or delivered from the Company's treasury) issued after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date (as hereinafter defined). Certificates representing such shares of Common Stock shall bear either the legend authorized by the Rights Agreement prior to Amendment No. 3 of the Rights Agreement or the following legend:

          This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement entered into by A.G. Edwards, Inc. (the "Company"), dated as of December 30, 1988, as amended (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement without charge promptly after receipt of a written request therefor. Under certain circumstances, Rights beneficially owned by Acquiring Persons (as defined in the Rights Agreement) and any subsequent holder of such Rights may become null and void."

          With respect to such certificates containing the foregoing legend or the legend authorized by the Rights Agreement prior to Amendment No. 3 to the Rights Agreement, until the Distribution Date, the Rights associated with the Common Stock shall be represented by such certificates alone, and the surrender for transfer of any of such certificates, shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

Section 2. Savings Clause. All of the provisions of the Rights Agreement not amended by this Agreement shall remain in full force and effect.

Section 3.  Miscellaneous.

(a) This Amendment, as it amends the Rights Agreement as previously amended, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and it supersedes all prior negations, commitments, representations and undertakings of the parties with respect to the subject matter hereof. Any terms used herein, which are not defined herein, shall have the meanings attached to them in the Rights Agreement.

(b) This Agreement shall be binding upon and insure to the benefit of the Company, the Rights Agent and their respective successors and permitted assigns.

(c) This Agreement shall be deemed to be a contract made under the laws of the State of Missouri and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

(d) This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and their respective corporate seals to be hereto affixed and attested, all on the day and year first above written.

ATTEST:                         A.G. EDWARDS, INC.

By:    /s/ Douglas L. Kelly__________             By:  /s/ Robert L. Bagby______
Name:  Douglas L. Kelly                         Name:  Robert L. Bagby
Title: Corporate Vice President and Secretary  Title:  Vice Chairman and
                                                       Executive Vice President



ATTEST:                         BOATMEN'S TRUST COMPANY

By:  /s/ Jerry L. Rector__________      By:  /s/ H.E. Bradford__________
Name:  Jerry L. Rector_____________     Name:  H. Eugene Bradford_______
Title:  Vice President______________    Title:  Senior Vice President____